EXHIBIT 3(A)

RESTATED CHARTER

OF

TEACHERS INSURANCE AND ANNUITY

ASSOCIATION OF AMERICA

Originally Filed March 4, 1918
As Amended August 11, 2004

ARTICLE ONE

     This corporation shall be named “Teachers Insurance and Annuity Association of America.”

ARTICLE TWO

     The place where the corporation is to be located and have its principal office for the transaction of business is the City and County of New York, State of New York.

ARTICLE THREE

     The corporation shall have power to do any and all kinds of life insurance, annuities and accident and health insurance business specified in paragraphs 1, 2 and 3 of Section 1113(a) of the Insurance Law of the State of New York, as follows:

     (1) “Life Insurance,” means every insurance upon the lives of human beings, and every insurance appertaining thereto, including the granting of endowment benefits, additional benefits in the event of death by accident, additional benefits to safeguard the contract from lapse, accelerated payments of part or all of the death benefit or a special surrender value upon (A) diagnosis of terminal illness defined as a life expectancy of twelve months or less, (B) diagnosis of a medical condition requiring extraordinary medical care or treatment regardless of life expectancy, (C) certification by a licensed health care practitioner of any condition which requires continuous care for the remainder of the insured’s life in an eligible facility or at home when the insured is chronically ill as defined by Section 7702(B) of the Internal Revenue Code and regulations thereunder, provided the accelerated payments qualify under Section 101(g)(3) of the Internal Revenue Code and all other applicable sections of federal law in order to maintain favorable tax treatment, or (D) certification by a licensed health care practitioner that the insured is chronically ill as defined by Section 7702(B) of the Internal Revenue Code and regulations thereunder, provided the accelerated payments qualify under Section 101(g)(3) of the Internal Revenue Code and all other applicable sections of federal law in order to maintain favorable tax treatment and the insurer that issues such policy is a qualified long term care insurance carrier under Section 4980c of the Internal Revenue Code or provide a special surrender value, upon total and permanent disability of the insured, and optional modes of settlement of proceeds. “Life insurance” also includes additional benefits to safeguard the contract against lapse in the event of unemployment of the insured or in the event the insured is a resident of a nursing home. Amounts paid the insurer for life insurance and proceeds applied under optional modes of settlement or under dividend options may be allocated by the insurer to one or more separate accounts pursuant to section four thousand two hundred forty of this chapter.

     (2) “Annuities,” means all agreements to make periodical payments for a period certain or where the making or continuance of all or some of a series of such payments, or the amount of any such payment, depends upon the continuance of human life, except payments made under the authority of paragraph one hereof. Amounts paid the insurer to provide annuities and proceeds applied under optional modes of settlement or under dividend options may be allocated by the insurer to one or more separate accounts pursuant to section four thousand two hundred forty of this chapter.

     (3) “Accident and health insurance,” means (i) insurance against death or personal injury by accident or by any specified kind or kinds of accident and insurance against sickness, ailment or bodily injury, including insurance providing disability benefits pursuant to Article Nine of the workers’ compensation law, except as specified in item (ii) hereof; and (ii) non-cancellable disability insurance, meaning insurance against disability resulting from sickness, ailment or bodily injury (but excluding insurance solely against accidental injury) under any contract which does not give the insurer the option to cancel or otherwise terminate the contract at or after one year from its effective date or renewal date;

and any amendments to such paragraphs or provisions in substitution therefor which may be hereafter adopted, provided the corporation is qualified under such amendments to do such kinds of business, together with any other kind or kinds of business to the extent necessarily or properly incidental to the kinds of insurance business which the corporation is so authorized to do. The corporation shall also have the general rights, powers and privileges of a corporation, as the same now or hereafter are declared by the applicable laws of the State of New York and any and all other rights, powers and privileges now or hereafter granted by the Insurance Law of the State of New York or any other law or laws of the State of New York to life insurance companies having power to do the kinds of business hereinabove referred to. The corporation shall transact its business exclusively on a non-mutual basis and shall issue only nonparticipating policies.

ARTICLE FOUR

     The corporate powers of the corporation shall be vested in and exercised by a board of trustees, and by such officers and agents as the board of trustees may from time to time elect or appoint.

ARTICLE FIVE

     Section 1. The board of trustees shall consist of no less than thirteen trustees or the minimum number of trustees required by law, whichever is less, and no more than twenty-four trustees, and all trustees shall be elected to a term of one year. The term of office of each trustee so elected shall commence at the beginning of the annual meeting of the board of trustees next succeeding such election, and shall continue until the beginning of the next annual meeting of the board of trustees and a successor shall take office. All trustees shall be at least eighteen years of age, a majority of trustees shall be citizens and residents of the United States, and not less than two trustees shall be residents of the State of New York. A trustee need not be a stockholder.

     Section 2. The annual meeting of stockholders for the election of trustees shall be held on the second Tuesday in June of each year, if not a legal holiday, or, if a legal holiday, then on the next preceding business day, and at an hour specified by notice mailed at least thirty days in advance. If the chief executive officer or the Nominating and Governance Committee shall so determine, the annual meeting may be held at a different date in May, June, or July as shall be specified in the notice of meeting. Any vacancy on the board of trustees occurring in an interval between the annual meetings of stockholders may be filled for the unexpired portion of such trustee’s term by the board of trustees in such manner as the bylaws of the corporation may provide.

     Section 3. The board of trustees shall have power to adopt bylaws providing for the appointment of an executive committee, not less than three in number, to exercise all the powers of the trustees in the intervals between meetings of the board of trustees, and prescribing such other rules and regulations, not inconsistent with law or this charter, for the conduct of the affairs of the corporation as may be deemed expedient, and such bylaws may be amended or repealed by them at pleasure. The board of trustees shall also have all other powers usually vested in boards of directors of life insurance companies not inconsistent with law or this charter, and may at any time accept or exercise any and all additional powers and privileges which may be conferred upon this corporation, or upon life insurance companies in general. One-third of the trustees shall constitute a quorum at all meetings of the board.

ARTICLE SIX

     The board of trustees shall annually elect the executive officers of the corporation as provided in the bylaws. Other officers may be elected or appointed as provided in the bylaws. One person may hold more than one office, except that no person shall be both president and secretary. The chief executive officer shall be a member of the board of trustees, but no other officer need be a trustee.

ARTICLE SEVEN

     The capital of the corporation shall be Two Million Five Hundred Thousand Dollars ($2,500,000) which shall be divided into two thousand five hundred (2,500) shares of One Thousand Dollars ($1,000) each.

ARTICLE EIGHT

     The purpose of the corporation is to aid and strengthen nonprofit colleges, universities, institutions engaged primarily in education or research, governments and their agencies and instrumentalities, and other nonprofit institutions by providing annuities, life insurance, and accident and health insurance, suited to the needs of such entities, their employees and their families, on terms as advantageous to the holders and beneficiaries of such contracts and policies as shall be practicable, and by counselling such entities and individuals concerning pension plans or other measures of security, all without profit to the corporation or its stockholders. In no event shall more than an insubstantial portion of the corporation’s business be with employers (and their employees) that are not (1) described in section 501(c)(3) of the Internal Revenue Code of 1986, as amended or (2) governments or their agencies or instrumentalities. The corporation may receive gifts and bequests to aid it in performing such services.

ARTICLE NINE

     The fiscal year of the corporation shall commence on the first day of January and shall end on the thirty-first day of December.